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                                                                    EXHIBIT 99.2

                                                                  CONFORMED COPY

                            ADMINISTRATION AGREEMENT

                  ADMINISTRATION AGREEMENT, dated as of March 9, 2001 (as the same may be amended, supplemented or otherwise modified and in effect from time to time, this "Administration Agreement"), by and between THE DETROIT EDISON SECURITIZATION FUNDING LLC, a Michigan limited liability company, as issuer (the "Issuer"), and THE DETROIT EDISON COMPANY ("Detroit Edison"), a Michigan corporation, as administrator hereunder (in such capacity, the "Administrator"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A hereto.

                              W I T N E S S E T H:

                  WHEREAS, the Issuer is issuing Securitization Bonds pursuant to the Indenture, dated as of March 9, 2001 (as amended, supplemented or otherwise modified and in effect from time to time, the "Indenture"), between the Issuer and the Trustee;

                  WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Securitization Bonds, including (i) the 2001-1 Series Supplement to the Indenture, dated as of March 9, 2001 (the "2001-1 Series Supplement"), (ii) the Securitization Property Servicing Agreement, dated as of March 9, 2001 (the "Servicing Agreement"), between the Issuer and Detroit Edison, as Servicer, (iii) the Securitization Property Sale Agreement, dated as of March 9, 2001 (the "Sale Agreement"), between the Issuer and Detroit Edison, as Seller, and (iv) the Letter of Representations, dated as of March 9, 2001 (the "Depository Agreement"), among the Issuer, the Trustee and The Depository Trust Company relating to the Securitization Bonds (the Indenture, the 2001-1 Series Supplement, the Servicing Agreement, the Sale Agreement and the Depository Agreement being referred to hereinafter collectively as the "Related Agreements");

                  WHEREAS, pursuant to the Related Agreements, the Issuer is required to perform certain duties in connection with the Related Agreements, the Issuer LLC Agreement, the Securitization Bonds and the Collateral pledged to the Trustee pursuant to the Indenture;

                  WHEREAS, the Issuer desires to have the Administrator perform certain of the duties of the Issuer referred to in the preceding clause and to provide such additional services consistent with the terms of this Agreement and the Related Agreements as the Issuer may from time to time request; and

                  WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer on the terms set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:



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                  SECTION 1. DUTIES OF THE ADMINISTRATOR: MANAGEMENT SERVICES.
The Administrator hereby agrees, subject to the directions of the Managers of the Issuer, to provide the following corporate management services to the
Issuer:

                  (a) furnish the Issuer with ordinary clerical and bookkeeping services necessary and appropriate for the Issuer, including, without limitation, the following services:

                           (i) maintain at the Premises (as defined below) general accounting records of the Issuer (the "Account Records"), subject to year-end audit, in accordance with generally accepted accounting principles, separate and apart from its own accounting records, prepare or cause to be prepared such quarterly and annual financial statements as may be necessary or appropriate and arrange for year-end audits of the Issuer's financial statements by the Issuer's independent accountants;

                           (ii) prepare and, after execution by the Issuer, file with the Securities and Exchange Commission (the "Commission") and any applicable state agencies documents required to be filed with the Commission and any applicable state agencies, including, without limitation, periodic reports required to be filed under the Securities Exchange Act of 1934, as amended;

                           (iii) prepare for execution by the Issuer and cause
                  to be filed such income, franchise or other tax returns of the Issuer as shall be required to be filed by applicable law (the "Tax Returns") and cause to be paid on behalf of the Issuer from the Issuer's funds any taxes required to be paid by the Issuer by applicable law;

                           (iv) prepare or cause to be prepared for execution by the Issuer's Managers minutes of the meetings of the Issuer's Managers and such other documents deemed appropriate by the Issuer to maintain the separate limited liability company existence and good standing of the Issuer (the "Company Minutes") or otherwise required under the Related Agreements (together with the Account Records, the Tax Returns, the Company Minutes and the Issuer LLC Agreement, the "Issuer Documents"); and any other documents deliverable by the Issuer thereunder or in connection therewith; and

                           (v) hold, maintain and preserve at the Premises executed copies (to the extent applicable) of the Issuer Documents and other documents executed by the Issuer thereunder or in connection therewith;

                  (b) take such actions on behalf of the Issuer as are necessary or desirable for the Issuer to remain organized and in good standing in the State of Michigan as a limited liability company and qualified to do business in those foreign jurisdictions in which it becomes necessary to be so qualified;

                  (c) provide for the issuance and delivery of the Securitization Bonds;


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                  (d) provide for the performance by the Issuer of its
obligations under each of the Related Agreements, and prepare or cause to be prepared all documents, reports, filings, instruments, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Related Agreements;

                  (e) enforce each of the rights of the Issuer under the Related Agreements, at the direction of the Issuer's Managers;

                  (f) provide for the defense, at the direction of the Issuer's Managers, of any action, suit or proceeding brought against the Issuer or affecting the Issuer or any of its assets;

                  (g) provide office space (the "Premises") for the Issuer and such reasonable ancillary services as may be necessary to carry out the obligations of the Administrator hereunder, including telecopying, duplicating and word processing services;

                  (h) undertake such other administrative services as may be appropriate, necessary or requested by the Issuer;

                  (i) provide the Trustee with copies of the filings by the Issuer under the Securities Exchange Act of 1934, as amended; and

                  (j) provide such other services as are incidental to the foregoing or as the Issuer and the Administrator may agree.

                  The Administrator further agrees:

                  A.       to provide Moody's with notice of the following:

                           1.       any change of Independent Managers under
                                    Section 4.3 of the Issuer LLC Agreement;

                           2. any resignation or removal under Section 4.4 of the Issuer LLC Agreement;

                           3. any distribution under Section 5.2 of the Issuer LLC Agreement, including the amount thereof;

                           4. the opening of any account under Section 5.8 of the Issuer LLC Agreement;

                           5. any Event of Investment Ineligibility or Event of Termination;

                           6. so long as any amounts are outstanding thereunder, notice of the calculations performed to determine compliance with
                                    Section 7.01(h) and (i) of the Trade
                                    Receivables Purchase and Sale Agreement
                                    dated (the "RPA") as of February 28, 1989, as amended and restated, among The Detroit Edison Company, Corporate Asset Funding Company, Inc., Citibank, N.A.


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                                    ("Citibank") and Citicorp North America,
                                    Inc. ("CNAI"), individually and as agent, or, as the case may be Section 7.01(f) and
                                    (g) of the Trade Receivables Purchase and
                                    Sale Agreement (the "Citibank RPA") dated as of February 28, 1989 as amended, among The Detroit Edison Company, Citibank and CNAI; and

                           7. amendment of The Detroit Edison Company's special contracts to reflect the SB Charge.

                  B. to provide Moody's with copies of any amendment to the RPA, the Citibank RPA or that certain Inter-Creditor Agreement dated as of March 9, 2001 among The Detroit Edison Company, the Issuer, Citibank, CNAI, individually and as agent, and the Trustee.

                  C. to provide Moody's with copies of the Issuer's financial statements promptly following the filing thereof with the Commission.

                  D. whenever The Detroit Edison Company in any capacity is to pay any sum to the Issuer, any amounts the Issuer owes to The Detroit Edison Company shall not be deductible from such sum.

         In providing the services under this Section 1.01 and as otherwise provided under this Administration Agreement, the Administrator will not knowingly take any actions on behalf of the Issuer which (i) the Issuer is prohibited from taking under the Related Agreements, or (ii) would cause the Issuer to be in violation of any federal, state or local law or the Issuer LLC Agreement.

                  SECTION 2. COMPENSATION. As compensation for the performance of the Administrator's obligations under this Agreement and, as reimbursement for its expenses related thereto, the Administrator shall be entitled to an administrative fee of $250,000 per annum, plus expenses, payable monthly in arrears on the first Business Day of each month. The Administrator shall provide the Rating Agencies prior written notice of any change to such administrative fee.

                  SECTION 3. THIRD PARTY SERVICES. Any third-party professional services required for the performance of the above-referenced services by the Administrator (including independent audited fees and counsel fees) may, if the Issuer deems it necessary or desirable, be arranged by the Issuer. Costs and expenses associated with the contracting for such third-party professional services shall be paid directly by the Issuer, unless otherwise agreed by the Issuer.

                  SECTION 4. ADDITIONAL INFORMATION TO BE FURNISHED TO THE ISSUER. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Collateral as the Issuer shall reasonably request.

                  SECTION 5. INDEPENDENCE OF THE ADMINISTRATOR. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer or the Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the


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Administrator shall have no authority to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.

                  SECTION 6. NO JOINT VENTURE. Nothing contained in this Agreement (a) shall constitute the Administrator and the Issuer as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them or (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

                  SECTION 7. OTHER ACTIVITIES OF ADMINISTRATOR. Nothing herein shall prevent the Administrator or any of its shareholders, directors, officers, employees, subsidiaries or Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer.

                  SECTION 8. TERM OF AGREEMENT; RESIGNATION AND REMOVAL OF ADMINISTRATOR.

                  (a) This Agreement shall continue in force until the payment in full of the Securitization Bonds, upon which event this Agreement shall automatically terminate.

                  (b) Subject to Sections 8(e) and 8(f), the Administrator may resign its duties hereunder by providing the Issuer with at least sixty (60) days' prior written notice.

                  (c) Subject to Sections 8(e) and 8(f), the Issuer may remove the Administrator without cause by providing the Administrator with at least sixty (60) days' prior written notice.

                  (d) Subject to Sections 8(e) and 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

                           (i)   the Administrator shall default in the
                  performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within thirty (30) days (or, if such default cannot be cured in such time, shall not give within thirty (30) days such assurance of cure as shall be reasonably satisfactory to the Issuer);

                           (ii) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

                           (iii) the Administrator shall commence a voluntary
                  case under any applicable bankruptcy, insolvency or other similar law now or hereafter in


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                  effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or
(iii) of this Section 8(d) shall occur, it shall give written notice thereof to the Issuer and the Trustee within seven (7) days after the happening of such event.

                  (e) No resignation or removal of the Administrator pursuant to this Section 8 shall be effective until (i) a successor Administrator shall have been appointed by the Issuer, and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

                  (f) The appointment of any successor Administrator shall be effective only after notice to the Rating Agencies of the proposed appointment.

                  SECTION 9. ACTION UPON TERMINATION, RESIGNATION OR REMOVAL. Promptly upon the effective date of termination of this Agreement pursuant to
Section 8(a), the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or (d), the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to the Issuer all property and documents of or relating to the Collateral then in the custody of the Administrator. In the event of the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or (d), the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

                  SECTION 10. ADMINISTRATOR'S LIABILITY. Except as otherwise provided herein, the Administrator assumes no liability other than to render or stand ready to render the services called for herein, and neither the Administrator nor any of its shareholders, directors, officers, employees, subsidiaries or Affiliates shall be responsible for any action of the Issuer or any of the Member, Special Members, Managers, employees, subsidiaries or Affiliates of the Issuer. The Administrator shall not be liable for nor shall it have any obligation with regard to any of the liabilities, whether direct or indirect, absolute or contingent of the Issuer or any of the Member, Special Members, Managers, employees, subsidiaries or Affiliates of the Issuer.

                  SECTION 11. INDEMNITY.

                  (a) Subject to Section 19, the Issuer shall indemnify the Administrator, its shareholders, directors, officers, employees and Affiliates against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrator is a party thereto) which any


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of them may pay or incur arising out of or relating to this Agreement and the services called for herein; provided, however, that such indemnity shall not apply to any such loss, claim, damage, penalty, judgment, liability or expense resulting from the Administrator's gross negligence or wilful misconduct in the performance of its obligations hereunder.

                  (b) The Administrator shall indemnify the Issuer, its Member, Managers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Issuer is a party thereto) which any of them may incur as a result of the Administrator's gross negligence or wilful misconduct in the performance of its obligations hereunder.

                  SECTION 12. NOTICES. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

                            (a)   if to the Issuer, to:

                                  The Detroit Edison Securitization Funding LLC 2000 2nd Avenue, 937 WCB
                                  Detroit, Michigan 48226-1279
                                  (313) 235-3642

                            (b)   if to the Administrator, to:

                                  The Detroit Edison Company
                                  2000 2nd Avenue, 937 WCB
                                  Detroit, Michigan 48226-1279
                                  (313) 235-3642

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or by reputable overnight courier, or hand-delivered to the address of such party as provided above.

                  SECTION 13. AMENDMENTS. This Agreement may be amended from time to time by a written amendment duly executed and delivered by each of the Issuer and the Administrator, subject to prior notice thereof to the Rating Agencies.

                  SECTION 14. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer and the Trustee and subject to notice to the Rating Agencies in respect thereof. Any assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Issuer or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator; provided that such successor organization executes and delivers to the Issuer a written agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator


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is bound hereunder. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

                  SECTION 15. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                  SECTION 16. HEADINGS. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or affect of this Agreement.

                  SECTION 17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same agreement.

                  SECTION 18. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 19. NONPETITION COVENANT. Notwithstanding any prior termination of this Agreement or the Indenture, the Administrator hereby covenants and agrees that it shall not, prior to the date which is one year and one day after termination of the Indenture and the payment in full of the Securitization Bonds, any other amounts owed under the Indenture, including, without limitation, any amounts owed to third-party credit enhancers, and any amounts owed under any Hedge Agreement or Interest Rate Swap Agreement, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

                                     DETROIT EDISON SECURITIZATION
                                     FUNDING LLC,
                                         as Issuer


                                     By: /s/ Kathleen Hier
                                         ---------------------------------------
                                         Name:  Kathleen Hier
                                         Title: Treasurer


                                     THE DETROIT EDISON COMPANY
                                          as Administrator



                                     By: /s/ N.A. Khouri
                                         ---------------------------------------
                                        Name:  N.A. Khouri
                                        Title: Vice President and Treasurer


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